Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 17, 2024 (the “Effective Date”), by and between Michael Morrison (“Executive”) and NCS Multistage Holdings, Inc. (the “Company”).

WHEREAS, the Executive is currently party to that certain employment agreement with the Company, dated as of October 6, 2022 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment Term. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 8; provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Term”) unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either party shall have given written notice to the other that it does not wish to extend this Agreement (a “Non-Renewal Notice”), in which case, Executive’s employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2.    Employment Duties. Executive shall have the title of Chief Financial Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Chief Executive Officer may designate from time to time. Executive shall report to the Chief Executive Officer. Executive shall devote Executive’s full working time and attention to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board of Directors of the Company (the “Board”) in its sole and absolute discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) – (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 13 of this Agreement. If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation; for purposes of this Agreement, “Affiliate” shall not include other entities under common control with Advent International other than the Company and its Affiliates.

3.    Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $360,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive shall be entitled to such increases in base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.    Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) pursuant to the Company’s then annual cash bonus plan, with a target Annual Bonus of eighty percent (80%) of Base Salary (“Target Bonus”) up to a maximum Annual Bonus of two hundred percent (200%) of Base Salary, based upon the achievement of annual performance targets established by the Board at the beginning of each such calendar year. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive at the same time that other senior executives of the Company receive annual bonus payments, but in no event earlier than February 15 and in no event later than March 31 of the year following the calendar year to which such Annual Bonus relates. Executive shall not be paid any Annual Bonus with respect to a calendar year unless Executive is employed with the Company on the day such Annual Bonus is paid.

5.    Equity Awards and Benefits. During the Term, Executive shall be eligible to participate in the Company’s 2017 Equity Incentive Plan or any successor plan as determined by the Board or Compensation Committee and shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

6.    Vacation. Executive shall be entitled to five weeks of annual paid vacation days, or such greater amount as may be allowed in accordance with Company plans, policies, programs and practices as may be in effect from time to time, which shall accrue and be useable by Executive in accordance with Company policy.

7.    Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

8.    Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a)    Automatically in the event of the death of Executive;

(b)    At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities, and functions of his position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws.  Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Executive shall be entitled to such payments and benefits under the Company’s sick leave or disability leave programs as per the terms of such programs.  The Company may terminate Executive’s active employment because of a Disability by giving written notice to Executive at any time effective at or within twenty (20) days after the end period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain Executive as an inactive employee if necessary to maintain Executive’s eligibility for any disability leave benefits.  A reduction or elimination of the duties defined in Section 2 during the period Executive is designated as an inactive employee shall not constitute Good Reason. In the event of a dispute over the occurrence of a Disability, Executive agrees to submit to an examination by a doctor selected by the Company who will determine fitness for duties as defined in Section 2 above.  If Executive’s physician disagrees with the Company’s physician’s opinion, a third physician, mutually agreed upon by Executive and the Company, shall examine Executive and that physician’s opinion shall be conclusive as to Executive’s fitness for duty;

(c)    At the option of the Company for Cause, by delivering prior written notice to Executive;

(d)    At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;

(e)    At the option of Executive for Good Reason;

(f)    At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice); or

(g)    Upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

9.    Payments by Virtue of Termination of Employment.

(a)    Termination by the Company Without Cause, by Executive For Good Reason or Pursuant to Non-Renewal Notice by the Company. If Executive’s employment is terminated at any time during the Term by the Company without Cause, by Executive for Good Reason or pursuant to a Non-Renewal Notice by the Company at the expiration of the Initial Term or any Renewal Term, subject to Section 9(d) of this Agreement, Executive shall be entitled to:

(i)    (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary (ii) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company and (iii) reimbursement of expenses under Section 7 of this Agreement, in each case of (i) and (ii), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance); and

(ii)    (A) an amount equal to one (1) times the sum of (i) Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (ii) Executive’s Target Bonus, which amount shall be payable during the twelve (12) months commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, (B) a lump sum amount equal to the pro-rated Annual Bonus the Executive would otherwise have received for the fiscal year in which the Executive’s termination of employment occurs, based on actual performance during the performance period and the number of days Executive was employed during the performance period, payable when annual bonuses are paid to other similarly situated executives of the Company in the year following the year in which the Executive’s termination occurs, (C) notwithstanding anything to the contrary in an award agreement governing the Executive’s equity incentive awards, Executive’s unvested equity incentive awards that are outstanding on the Executive’s termination date shall remain outstanding and eligible to vest on the same vesting schedule set forth in the applicable award agreement, subject to the Executive’s compliance with Section 13 through each applicable vesting date, and any stock options that vest following the Executive’s termination date may be exercised for ninety (90) days following the applicable vesting date and will be forfeited if not exercised during such period, (D) if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the full premium for actively employed executives of the Company with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twenty-four (24) months or until such earlier termination of COBRA coverage; provided, that the first payment pursuant to this Section 9(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to this Section 9(a)(ii) shall be paid to the Executive’s legal representative.

(b)    Termination by the Company Without Cause, by Executive For Good Reason or Pursuant to Non-Renewal Notice by the Company, each within Twenty-Four (24) Months Following a Change of Control. If Executive’s employment is terminated within twenty-four (24) months following a Change of Control (as defined in the Company’s 2017 Equity Incentive Plan) by the Company without Cause, by Executive for Good Reason or pursuant to a Non-Renewal Notice by the Company at the expiration of the Initial Term or any Renewal Term, subject to Section 9(d) of this Agreement, Executive shall be entitled to:

(i)    the payments and benefits described under Section 9(a)(i) of this Agreement; and

(ii)    (A) an amount equal to two (2) times the sum of (i) Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (ii) Executive’s Target Bonus, which amount shall be payable during the twelve (12) months commencing on the date of termination (the “Change of Control Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, (B) a lump sum amount equal to the pro-rated Annual Bonus the Executive would otherwise have received for the fiscal year in which the Executive’s termination of employment occurs, based on actual performance during the performance period and the number of days Executive was employed during the performance period, payable when annual bonuses are paid to other similarly situated executives of the Company in the year following the year in which the Executive’s termination occurs, (C) notwithstanding anything to the contrary in an award agreement governing the Executive’s equity incentive awards, the Executive’s unvested equity incentive awards that are outstanding as of the Executive’s termination date shall fully vest on the termination date, (D) if Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and to the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, a cash payment equal to the full premium for actively employed executives of the Company with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twenty-four (24) months or until such earlier termination of COBRA coverage; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto. In the event of Executive’s death during the Change of Control Severance Period, any payments to be made pursuant to this Section 9(b)(ii) shall be paid to the Executive’s legal representative.

(c)    Termination other than by the Company Without Cause or by Executive For Good Reason. If (i) the Company terminates Executive’s employment for Cause during the Term, (ii) Executive terminates Executive’s employment without Good Reason during the Term, or (iii) Executive’s employment terminates during the Term due to death or Disability, Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 9(a)(i) of this Agreement. In addition, if the Executive’s employment terminates during the Term due to death or Disability, Executive or Executive’s legal representatives, as applicable, shall be entitled to receive a lump sum amount equal to the pro-rated Annual Bonus the Executive would otherwise have received for the fiscal year in which the Executive’s termination of employment occurs, based on actual performance during the performance period and the number of days Executive was employed during the performance period, payable when annual bonuses are paid to other similarly situated executives of the Company in the year following the year in which the Executive’s termination occurs.

(d)    Conditions to Payment. All payments and benefits due to Executive under this Section 9 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in the form attached hereto as Exhibit A, which may be updated by the Company from time to time to reflect changes in law and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 9(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s compliance with Section 11 of this Agreement, and on Employee’s continued compliance with Section 13 of this Agreement as provided in Section 15 below.

(e)    No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 9, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

10.UDefinitions. For purposes of this Agreement,

(a)    “Cause” shall mean, (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to materially perform Executive’s duties hereunder (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or (vii) material breach by Executive of any provisions of this Agreement.

(b)    “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities, title, reporting structure or duties, (ii) any material reduction in Executive’s (x) Base Salary or (y) target Annual Bonus opportunity (except in the event of an across the board reduction in Base Salary or target Annual Bonus opportunity of up to 10%, applicable to substantially all senior executives of the Company), (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles from the location of Executive’s principal place of employment on the Effective Date and such principal place of employment is more than fifty (50) miles from Executives principal residence or (iv) a material breach by the Company of any material provisions of this Agreement; provided, that no event described in clause (i), (ii), (iii) or (iv) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

11.    Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients. Notwithstanding the foregoing, Executive shall be entitled to retain Executive’s cell phone number, a copy of this Agreement and Executive’s calendar.

12.    Resignation as Officer or Director. Upon the effective date of Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

13.    Confidentiality; Non-Solicitation; Non-Competition.

(a)    Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates. Executive acknowledges that he will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 13(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 13(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within ten (10) days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b)    Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 13(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

(c)    Non-Solicitation. As described in Section 13(a) above, the Company will provide Executive with confidential information during the term of this Agreement. In exchange for the provision of this confidential information, and as a part of and aid to the enforcement of Executive’s obligations to keep such information confidential, Executive agrees that during the Restricted Period (defined below), the Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other Person (defined below) to, contact, approach or solicit (except as so long as the Executive continues to be employed by the Company and makes such contact, approach or solicitation on behalf of the Company and excluding offspring of the Executive) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any non-union Person who is or has been employed or retained in the operation of the Business (defined below) by the Company or its Affiliates during the period commencing one (1) year prior to the date hereof and ending on the date of termination of the Restricted Period, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, supplier or other business relation of the Company or its Affiliates into any business relationship that might harm the Business. The restrictions in this Section 13(c) shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically directed at employees of the Company (but the restrictions shall still apply to the hiring of any person who responds to such general solicitation). “Restricted Period” means the period beginning on the date of this Agreement and ending on the one (1) year anniversary of the date on which the Executive’s employment is terminated. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Business” means the business of developing, manufacturing, selling, marketing, servicing and licensing fracturing completions technology.

(d)    Non-Competition.

(i)    Executive acknowledges and agrees that, as a result of Executive’s duties and responsibilities, Executive has final authority to make policy decisions that control significant aspects of the Company’s business.

(ii)    As described in Section 13(a) above, the Company will provide Executive with confidential information during the term of this Agreement. In exchange for the provision of this confidential information, and as a part of and aid to the enforcement of Executive’s obligations to keep such information confidential, Executive agrees that during the Restricted Period, the Executive will not, within or with respect to the geographical area of the United States, Canada, and any of the other states, provinces or territories within the United States or Canada and any other country, territory, province or state in which the Company operates (including by contracting with customers or suppliers) or could reasonably be anticipated to operate during the Restricted Period (the “Restricted Area”), except in the furtherance of the Company’s Business directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit the Executive’s name to be used by, provide services for, or in any manner engage in (x) any business (including by the Executive or in association with any Person) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service in or into the Restricted Area that may be used as a substitute for or otherwise competes with either the Company’s Business or any product or service of the Company carried out during the period commencing two (2) years prior to the date hereof and ending on the date of termination of the Restricted Period or contemplated during such period to be carried out by the Company or any of its Affiliates, (y) any business (including by the Executive or in association with any Person) that provides services or products to any current or former customer of the Company or its Affiliates that are similar to or competitive with the services or products provided by the Company or its Affiliates to such current or former customers or (z) any activity that is in competition with the Company’s Business or any other business of the Company or any of its Affiliates; provided that nothing in this Section 13(d)(ii) shall be deemed to diminish, amend, affect or otherwise modify any other non-competition agreement or covenant binding on the Executive. Nothing in this Section 13(d)(ii) shall prohibit the Executive from owning securities having no more than 2% of the outstanding voting power of any publicly traded competitor, or participating as a passive investor in a private investment fund so long as such Executive does not have any active or managerial roles with respect to such investment, and such private investment fund does not own more than 2% of any publicly traded company engaged in the Company’s Business.

(e)    Nondisparagement. The Executive agrees not to disparage the Company, its Affiliates or predecessors, or their past and present investors, officers, directors or employees, or any of their Affiliates. Nothing in this Section 13(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 13(b) above. The Company and its Affiliates agree not to disparage Executive.

(f)    Acknowledgement. Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of Sections 13(c) and 13(d) are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of confidential information to the Executive as contemplated by Section 13(a), gives rise to the Company's interest in restraining and prohibiting the Executive from engaging in the activities described in Sections 13(c) and 13(d), and Executive's covenant not to engage in these activities is designed to enforce Executive's consideration (or return promises), including, without limitation, Executive's promise to not disclose confidential information under this Agreement.

(g)    Tolling. In the event of any violation of the provisions of this Section 13, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 13 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

14.    Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

15.    Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 11, 13 and 14 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 11, 13, or 14 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Texas to enforce the provisions of Sections 11, 13 and/or 14 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 13, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 9(a)(ii) or Section 9(b)(ii), as applicable, hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 13 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

16.    Section 280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 16 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

17.    Miscellaneous.

(a)    All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

NCS Multistage Holdings, Inc.

19350 State Highway 249, Suite 600

Houston, TX 77070

Email: olev@ncsmultistage.com and legal@ncsmultistage.com

To: General Counsel

With a copy to which shall not constitute notice to:

Weil, Gotshal & Manges, LLP

100 Federal Street, Floor 34

Boston, Massachusetts 02110

Fax: 617-772-8333

Email: Marilyn.French@weil.com

Attention: Marilyn French

If to Executive:

At Executive’s home address, as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)    This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c)    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d)    No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)    Executive will be entitled to recovery of reasonable attorneys’ fees incurred in connection with disputes relating to Executive’s rights under Section 9(b) of this Agreement. Reimbursement of such fees and expenses shall be made on a quarterly basis. The Company shall be responsible for, and shall pay, all legal fees and costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement.

(f)    If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(g)    This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h)    The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i)    Notwithstanding anything to the contrary in this Agreement:

(i)    The parties agree that this Agreement shall be interpreted to comply with or be exempt from section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)    All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)    If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(j)    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a state court located in the County of Harris, Texas, with subject matter jurisdiction over the action or the United States District Court, Southern District of Texas, U.S.A. and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY: (A) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, AND (B) AGREES THAT SUIT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO OBTAIN ANY REMEDY WITH RESPECT HERETO SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, STATE OF TEXAS, U.S.A., OR THE UNITED STATES DISTRICT COURT FOR TEXAS, SOUTHERN DISTRICT, AND EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS.

(k)    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(l)    The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(m)    The covenants and obligations of the Company under Sections 9, 14, 15 and 17 hereof, and the covenants and obligations of Executive under Sections 9, 11, 12, 13, 14, 15 and 17 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Ryan Hummer
By: Ryan Hummer
Title: Chief Executive Officer

EXECUTIVE

/s/ Michael Morrison
Name: Michael Morrison

Exhibit A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), and _______ (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated ______ __, 20__ (the “Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:

1.    Capitalized terms not defined herein shall have the meaning as defined under the Agreement.

2.    In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 9, as applicable, of the Agreement, which is attached hereto and made a part hereof.

3.    The Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its Affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under the Civil Rights Acts, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Texas Labor Code (specifically including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), all as amended, and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise.  Notwithstanding the release and waiver of claims set forth in this Paragraph 3, Executive does not waive or release any rights Executive may have relating to (a) unemployment compensation or unemployment insurance; (b) workers’ compensation; (c) Executive’s rights to any post-termination payments under Section 9 of the Agreement, as applicable; (d) indemnification and/or any insurance with respect to claims asserted by any third party against Executive for actions taken by Executive in good faith within the scope of Executive’s employment; (e) Executive’s right to challenge the validity of the release of claims in this Paragraph 3 under the ADEA as amended by the Older Workers Benefit Protection Act (the “OWBPA”) or otherwise; (f) any rights or claims that arise after the date Executive executes this Release; and/or (g) any rights or claims which cannot legally be waived or released.

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4.    This Release does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Governmental Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Executive understands and agrees, however, that Executive’s waiver of claims in Paragraph 3 above waives Executive’s right to monetary or other relief (including reinstatement) should Executive file a charge with any Government Entity, or should any Government Entity pursue a claim on Executive’s behalf, except that the Executive is not prohibited from receiving a whistleblower award from a Government Entity for information provided in good faith to such Government Entity.

5.    The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.

6.    The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

7.    [Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights he may have under the ADEA and that Executive’s waiver and release of such rights is knowing and voluntary. Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)    Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(b)    Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;

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(c)    Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 17 of the Agreement;

(d)    the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(e)    the twenty-one (21) day period set forth above shall run from the date Executive receives this Release. The parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.]

8.    It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

9.    This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 7. All payments due to the Executive shall be payable in accordance with the terms of the Agreement.

[remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

NCS MULTISTAGE HOLDINGS, INC.

By:

Name:

Title:

EXECUTIVE